Exhibit 5.1

Goodwin Procter LLP
Three Embarcadero Center San Francisco, CA 94111
goodwinlaw.com +1 415 733 6000

December 16, 2019

Assembly Biosciences, Inc.

11711 N. Meridian St., Suite 130

Carmel, IN 46032

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-222366) (as amended or supplemented, the “Registration Statement”) filed on December 29, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Assembly Biosciences, Inc., a Delaware corporation (the “Company”) of up to $250,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 10, 2018. Reference is made to our opinion letter dated December 29, 2017, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 13, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,151,515 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) and warrants (the “Warrants” and together with the Shares, the “Securities”) to purchase 2,424,242 shares of Common Stock, each covered by the Registration Statement. The Shares include shares subject to an option granted by the Company to the underwriters of the offering to purchase 1,136,363 additional Shares. The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP